EXHIBIT 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Al Lara

        Office:

(860) 728-4616

NU Board of Trustees elects Dennis R. Wraase

Retired chairman, chief executive officer of Pepco Holdings

HARTFORD, Connecticut, February 12, 2010 – Northeast Utilities (NYSE: NU) announces that its Board of Trustees, at its meeting on February 9, 2010, elected Dennis R. Wraase as a Trustee, effective March 1, 2010.

Wraase was chairman and chief executive officer of Pepco Holdings, Inc. (PHI), a regional energy holding company providing utility service to 1.9 million customers in the mid-Atlantic region.  He also previously served as the company’s president and chief operating officer.  He retired from PHI in May 2009, and currently serves as a director and treasurer of the University of Maryland System Foundation and as the executive-in-residence at the Center for Social Value Creation at the university’s Robert H. Smith School of Business.

“Dennis Wraase brings to our Board his 35 years of experience serving energy customers facing many of the same challenges we have here in New England,” said Charles W. Shivery, NU’s chairman, president and chief executive officer.  “We are privileged to have this proven corporate leader as a resource as we chart our region’s energy future.”

He first joined the Potomac Electric Power Company, a utility subsidiary of PHI known as Pepco, in 1974 and held a series of management positions including comptroller and chief financial officer.  Beginning in 1998, he joined Pepco’s board of directors and held positions including president, chief executive officer and chairman.

Prior to joining Pepco, Wraase held various financial positions in the controller’s organization of the Exxon Corporation.

Wraase, 65, graduated from the University of Maryland with a Bachelor of Science degree in Accounting.  He also holds a Master of Science in Business Financial Management from George Washington University and is a Certified Public Accountant.  In addition, he is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants.  He was born in Washington, D.C., and currently resides in Bethesda, Maryland.

Northeast Utilities (NYSE: NU), a Fortune 500 and Standard & Poor’s 500 energy company based in Connecticut, operates New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers.  For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

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